Exhibit 99.1

NEWS RELEASE
Fargo Electronics, Inc.
6533 Flying Cloud Drive
Eden Prairie, Minnesota 55344 USA

FOR IMMEDIATE RELEASE

 FOR FURTHER INFORMATION:

October 19, 2004	Paul Stephenson
952-941-9470, ext. 142
E-mail: Paul.Stephenson@fargo.com

Fargo Electronics, Inc. Reports Third Quarter 2004 Results

Minneapolis, MN (October 19, 2004) – Fargo Electronics, Inc. (NASDAQ: FRGO) today announced record net sales of $19,626,000 for the third quarter ended September 30, 2004, compared to the $17,059,000 reported in the third quarter of 2003.  Net income for the third quarter of 2004 was $2,305,000, or $0.18 per diluted share, compared with $2,459,000, or $0.19 per diluted share, in the same period last year.

“We are pleased with the company’s performance during the third quarter,” commented Gary Holland, Fargo’s president and chief executive officer.  “Our revenue performance was strong, growing 15% over last year.  Our new HDP 600 printer/encoder is gaining significant attention in the large project arena, testifying to the market acceptance of High Definition printing in this important area of government business.  During the quarter, we successfully launched several important new products, including hardware, media and software offerings.  Our channel partners are enthusiastic about the opportunities these products provide them to grow their business.  In addition, consistent with our announced intention, we also began making critical investments into the infrastructure of our business by strengthening our sales and marketing group.  It is our intention to continue to make these necessary investments, which will increase our level of spending over historic levels, but, we believe, will enhance the future growth of the company for our shareholders.”

Operating income for the third quarter of 2004 was $3,159,000, or 16% of sales, compared to $3,495,000, or 20% of sales in 2003.  Operating income was affected by higher operating expenses relating to sales and marketing expenses connected with the launch of new products, professional fees related to the company’s ongoing patent litigation and higher compensation expenses.  The effective tax rate for the third quarter of 2004 was 28% compared to an effective rate of 30% in the third quarter of 2003.  The lower effective tax rate in the third quarter of 2004 was the result of the recognition of approximately $200,000, or $0.02 per share (diluted), of additional tax credits relating to a prior tax year, which has now been settled.  At September 30th, 2004, Fargo had $19,852,000 in cash and cash equivalents and no debt.

Accomplishments during the quarter include:

•                  The company completed shipment of its initial order of 125 HDP 600LC printer/encoders for the Department of Defense’s Common Access Card project.  The company received a follow-on order in October for an additional 276 HDP 600 LC printer/encoders for this project.

•                  The company received an order for 240 HDP 600LC printer/encoders for a major U.S. government agency.

•                  The company introduced its DTC 300 and DTC 400 printer/encoders, competitively priced low-end products that offer sophisticated security with significant advances in user convenience.

•                  The company announced its partnership with Access ID in the development of HID proximity cards specially designed for use in its CardJet series of inkjet card printer/encoders.

•                  The company introduced new Secure Materials for the covert and overt security of ID credentials.

•                  The company introduced its Print Security Suite, the first product under the umbrella of its new SecureMark™ technology.  SecureMark is a technology platform designed to reduce an organization’s security vulnerabilities by safeguarding the issuance of their identity cards.

Nine Month Results

For the nine months ended September 30, 2004, the company reported $52,725,000 in revenue compared to $49,030,000 reported for 2003.  Operating income totaled $7,855,000 compared with $8,078,000 last year.  Net income for the period was $5,479,000, or $0.43 per diluted share, compared to $5,540,000, or $0.43 per diluted share, in the same period last year.

Outlook

Fargo anticipates that earnings per diluted share for the fourth quarter will be in the range of $0.14 to $0.18.  For the full year, this represents earnings per diluted share in the range of $0.57 to $0.61.

Forward-looking Statements

Statements made in this release concerning the company’s expectations about future results or events are “forward-looking statements”. Such statements are subject to the safe harbor created by the Private Securities Reform Act of 1995, and are necessarily subject to risks and uncertainties. Actual results may differ materially from those reflected in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and are subject to the risks and uncertainties inherent in general industry and market conditions, general domestic and international economic conditions, and other factors. These risks and uncertainties include: product acceptance and customer demand for Fargo’s card personalization systems and proprietary supplies; actions taken and alternative products marketed by Fargo’s competitors; supplier relationships, including reliance on sole and single-source suppliers; manufacturing or design defects that we may discover after shipment; lack of inventories of component parts or finished goods; our focus on the identification card personalization market; continuing technological changes in our industry; our dependence on a distribution network and the reaction of this network to changes in distribution programs; domestic and international regulations and standards; our dependence on international sales; material changes in orders placed by large end users; challenges in effectively managing growth; our dependence on technologies we do not own; complex design and manufacturing delays; protecting and enforcing intellectual property rights; inadequate protection against infringement claims; adverse economic and business conditions, including conditions resulting from the terrorist attack on the U.S. on September 11, 2001 and the resulting hostilities and the war with Iraq commenced in March 2003. For more detail, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

About Fargo

Fargo is a global leader in secure technologies for card identity systems. The company manufactures and markets systems that include secure card printer/encoders, materials and software. Fargo helps organizations reduce security vulnerabilities and potential for loss of time, money and lives by continually improving the authenticity of identity credentials. More than 80,000 Fargo systems have been installed in the U.S. and in over 80 other countries through Fargo’s global distribution network of professional security integrators.

Personalized ID cards produced by Fargo card identity systems provide physical, information, and transaction security for a wide variety of applications and industries including corporate, national IDs, drivers’ licenses, universities, schools, government and membership. The company is headquartered in Eden Prairie, Minnesota, USA, a suburb of Minneapolis. For more information, visit Fargo’s Web site at www.fargo.com.

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FARGO ELECTRONICS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$19,852	$13,445
Accounts receivable, net	10,844	7,015
Inventories, net	5,623	4,848
Prepaid expenses	248	233
Deferred income taxes	3,412	3,412

Total current assets	39,979	28,953

Equipment and leasehold improvements, net	2,112	2,107

Deferred income taxes	17,345	19,730
Other	29	17

Total assets	$59,465	$50,807

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,692	$3,802
Accrued liabilities	2,574	2,765

Total current liabilities	9,266	6,567

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.01 par value; 50,000 shares authorized, 12,538 and 12,455 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	125	125
Additional paid-in capital	149,659	149,179
Accumulated deficit	(99,585)	(105,064)

Total stockholders’ equity	50,199	44,240

Total liabilities and stockholders’ equity	$59,465	$50,807

FARGO ELECTRONICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net sales	$19,626	$17,059	$52,725	$49,030

Cost of sales	11,558	9,790	31,324	28,899

Gross profit	8,068	7,269	21,401	20,131

Operating expenses:
Research and development	1,337	1,212	3,841	3,558
Selling, general and administrative	3,572	2,562	9,705	8,495

Total operating expenses	4,909	3,774	13,546	12,053

Operating income	3,159	3,495	7,855	8,078

Other income (expense):
Interest expense	—	(5)	(7)	(25)
Interest income	52	7	113	15
Total other income (expense)	52	2	106	(10)

Income before provision for income taxes	3,211	3,497	7,961	8,068

Provision for income taxes	906	1,038	2,482	2,528

Net income	$2,305	$2,459	$5,479	$5,540

Net income per common share:
Basic earnings per share	$0.18	$0.20	$0.44	$0.45
Diluted earnings per share	$0.18	$0.19	$0.43	$0.43

Weighted average common shares outstanding:
Basic	12,519	12,401	12,494	12,383
Diluted	12,780	12,791	12,817	12,745

FARGO ELECTRONICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2004	2003

Cash flows from operating activities:
Net income	$5,479	$5,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	781	760
Provision for excess and obsolete inventory	103	—
Loss on disposal of equipment	—	15
Deferred income taxes	2,385	2,453
Deferred compensation	—	16
Tax benefit recognized for stock options	16	—
Changes in operating assets and liabilities
Accounts receivable	(3,829)	441
Inventories	(878)	304
Prepaid expenses and other assets	(27)	(587)
Accounts payable	2,785	(255)
Accrued liabilities	(191)	(828)

Net cash provided by operating activities	6,624	7,859

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(681)	(1,278)

Net cash used in investing activities	(681)	(1,278)

Cash flows from financing activities:
Proceeds from issuance of common stock	464	234

Net cash provided by financing activities	464	234

Net increase in cash and cash equivalents	6,407	6,815

Cash and cash equivalents, beginning of period	13,445	2,511

Cash and cash equivalents, end of period	$19,852	$9,326

Significant noncash activities:
Purchases of equipment included in accounts payable	$105	$0

FARGO ELECTRONICS, INC.

SUPPLEMENTAL SALES INFORMATION

(In thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Equipment	$7,454	$6,418	$19,840	$19,323
Supplies	12,172	10,641	32,885	29,707

Total sales	$19,626	$17,059	$52,725	$49,030

Sales by Geographic Region

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
U.S.	11,133	10,341	$29,623	28,589
International	8,493	6,718	23,102	20,441

Total sales	19,626	$17,059	$52,725	$49,030